Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “EAGLE POINT CREDIT COMPANY LLC”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF MARCH, A.D. 2014, AT 3:03 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5503769 8100	AUTHENTICATION: 1233548

140371223	DATE: 03-24-14

You may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:04 PM 03/24/2014 FILED 03:03 PM 03/24/2014 SRV 140371223 - 5503769 FILE

CERTIFICATE OF FORMATION

OF

EAGLE POINT CREDIT COMPANY LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is Eagle Point Credit Company LLC.

SECOND: The address of the registered office of the limited liability company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the limited liability company’s registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD: This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on March 24, 2014.

/s/ Thomas Majewski
Name: Thomas Majewski
Title: Authorized Person